EXHIBIT 5.1

James F. Fulton, Jr. (650) 843-5103 fultonjf@cooley.com	VIA EDGAR

October 12, 2010

ARYx Therapeutics, Inc.

6300 Dumbarton Circle

Fremont, CA 94555

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ARYx Therapeutics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 2,000,000 shares of the Company’s common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus, consisting of 2,000,000 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined (i) the Registration Statement and related Prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Warrants, and (iv) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that, upon the issuance and delivery of the Warrant Shares upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, full paid, and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.